Exhibit 99.1

News Release | January 12, 2024 Wells Fargo Reports Fourth Quarter 2023 Net Income of $3.4 billion, or $0.86 per Diluted Share Full Year 2023 Net Income of $19.1 billion, or $4.83 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Dec 31, 2023	Dec 31, 2022
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,478	20,034
Noninterest expense	15,786	16,186
Provision for credit losses[1]	1,282	957
Net income	3,446	3,155
Diluted earnings per common share	0.86	0.75
Selected Balance Sheet Data ($ in billions)
Average loans	$938.0	948.5
Average deposits	1,340.9	1,380.5
CET1[2]	11.4%	10.6
Performance Metrics
ROE[3]	7.6%	7.1
ROTCE[4]	9.0	8.5

Operating Segments and Other Highlights

	Quarter ended	Dec 31, 2023 % Change from
($ in billions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Average loans
Consumer Banking and Lending	$333.5	(1)%	(1)
Commercial Banking	223.3	—	2
Corporate and Investment Banking	290.1	(1)	(3)
Wealth and Investment Management	82.2	—	(3)
Average deposits
Consumer Banking and Lending	779.5	(3)	(10)
Commercial Banking	163.3	2	(7)
Corporate and Investment Banking	173.1	10	11
Wealth and Investment Management	102.1	(5)	(28)
Capital
◦Repurchased 51.7 million shares, or $2.4 billion, of common stock in fourth quarter 2023

Fourth quarter 2023 results included:
◦$(1.9) billion, or ($0.40) per share, of expense from an FDIC special assessment
◦$(969) million, or ($0.20) per share, of severance expense for planned actions
◦$621 million or $0.17 per share, of discrete tax benefits related to the resolution of prior period tax matters

Chief Executive Officer Charlie Scharf commented, “Although our improved 2023 results benefited from the strong economic environment and higher interest rates, our continued focus on efficiency and strong credit discipline were important contributors as well.”
“We continue to execute on our strategic priorities and while it is early and we have more to do, we are starting to see improved growth and increased market share in parts of the company which we believe will drive higher returns over time. For example, our new credit card products have driven an increase in consumer spend at a rate significantly better than the industry average. We have also been investing in the Corporate and Investment Bank where revenue grew 26% from a year ago and our investment banking and trading market shares increased. The positive results in both areas were accomplished while maintaining our existing risk appetite,” Scharf continued.
“Additionally, continued execution of our more focused home lending strategy should also produce higher returns and earnings over the next several years. And while our Consumer, Small and Business Banking, Commercial Banking, and Wealth and Investment Management businesses remain strong, opportunities to increase share are significant,” Scharf added.
“As we look forward, our business performance remains sensitive to interest rates and the health of the U.S. economy, but we are confident that the actions we are taking will drive stronger returns over the cycle. We are closely monitoring credit and while we see modest deterioration, it remains consistent with our expectations. Our capital position remains strong and returning excess capital to shareholders remains a priority,” Scharf continued.
“I want to thank everyone who works at Wells Fargo for their dedication, talent, and all they do to move our company forward.” Scharf concluded.

1 Includes provision for credit losses for loans, debt securities, and other financial assets.
2 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 4Q23 Quarterly Supplement for more information on CET1. CET1 for December 31, 2023, is a preliminary estimate.
3 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q23 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

		Quarter ended		Dec 31, 2023 % Change from		Year ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Earnings ($ in millions except per share amounts)
Net interest income	$12,771	13,105	13,433	(3)%	(5)	$52,375	44,950
Noninterest income	7,707	7,752	6,601	(1)	17	30,222	29,418
Total revenue	20,478	20,857	20,034	(2)	2	82,597	74,368
Net charge-offs	1,258	864	560	46	125	3,450	1,609
Change in the allowance for credit losses	24	333	397	(93)	(94)	1,949	(75)
Provision for credit losses (a)	1,282	1,197	957	7	34	5,399	1,534
Noninterest expense	15,786	13,113	16,186	20	(2)	55,562	57,205
Income tax expense (benefit)	(100)	811	(29)	NM	245	2,607	2,251

Wells Fargo net income	$3,446	5,767	3,155	(40)	9	$19,142	13,677
Diluted earnings per common share	0.86	1.48	0.75	(42)	15	4.83	3.27

Balance Sheet Data (average) ($ in billions)
Loans	$938.0	943.2	948.5	(1)	(1)	$943.9	929.8
Deposits	1,340.9	1,340.3	1,380.5	—	(3)	1,346.3	1,424.3
Assets	1,907.5	1,891.9	1,875.2	1	2	1,885.5	1,894.3

Financial Ratios
Return on assets (ROA)	0.72%	1.21	0.67			1.02%	0.72
Return on equity (ROE)	7.6	13.3	7.1			11.0	7.8
Return on average tangible common equity (ROTCE) (b)	9.0	15.9	8.5			13.1	9.3
Efficiency ratio (c)	77	63	81			67	77
Net interest margin on a taxable-equivalent basis	2.92	3.03	3.14			3.06	2.63
NM – Not meaningful
(a)Includes provision for credit losses for loans, debt securities, and other financial assets.
(b)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q23 Quarterly Supplement.
(c)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Fourth Quarter 2023 vs. Fourth Quarter 2022
◦Net interest income decreased 5%, due to lower deposit and loan balances, partially offset by the impact of higher interest rates
◦Noninterest income increased 17%, driven by improved results in our affiliated venture capital business on lower impairments, higher trading revenue in our Markets business, higher investment banking fees, and an increase in asset-based fees in Wealth and Investment Management on higher market valuations, partially offset by lower revenue in our legacy reinsurance business due to a gain in fourth quarter 2022 resulting from the adoption of a new accounting standard
◦Noninterest expense decreased 2%, driven by lower operating losses, lower professional and outside services expense, and the impact of efficiency initiatives, partially offset by higher Federal Deposit Insurance Corporation (FDIC) assessments, severance expense, technology and equipment expense, and revenue-related compensation
◦Provision for credit losses in fourth quarter 2023 included an increase in the allowance for credit losses driven by credit card and commercial real estate loans, partially offset by a lower allowance for auto loans. The change in allowance for credit losses also included higher net loan charge-offs for commercial real estate office and credit card loans
◦Income tax expense in fourth quarter 2023 included $621 million of discrete tax benefits related to the resolution of prior period tax matters

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Capital:
Total equity	$187.4	182.4	182.2
Common stockholders’ equity	166.4	161.4	161.0
Tangible common equity (a)	141.2	136.2	134.1
Common Equity Tier 1 (CET1) ratio (b)	11.4%	11.0	10.6
Total loss absorbing capacity (TLAC) ratio (c)	25.0	24.0	23.3
Supplementary Leverage Ratio (SLR) (d)	7.1	6.9	6.9

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	125%	123	122
(a)Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q23 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 4Q23 Quarterly Supplement for more information on CET1. CET1 for December 31, 2023, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for December 31, 2023, is a preliminary estimate.
(d)SLR for December 31, 2023, is a preliminary estimate.
(e)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for December 31, 2023, is a preliminary estimate.

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Net loan charge-offs	$1,252	850	560
Net loan charge-offs as a % of average total loans (annualized)	0.53%	0.36	0.23

Total nonaccrual loans	$8,256	8,002	5,626
As a % of total loans	0.88%	0.85	0.59
Total nonperforming assets	$8,443	8,179	5,763
As a % of total loans	0.90%	0.87	0.60

Allowance for credit losses for loans	$15,088	15,064	13,609
As a % of total loans	1.61%	1.60	1.42
Fourth Quarter 2023 vs. Third Quarter 2023
◦Commercial net loan charge-offs as a percentage of average loans were 0.34% (annualized), up from 0.13%, driven by higher commercial real estate net loan charge-offs, predominantly in the office portfolio. The consumer net loan charge-off rate increased to 0.79% (annualized), up from 0.67%, due to higher net loan charge-offs in the credit card portfolio
◦Nonperforming assets were up $264 million, or 3%, driven by higher commercial real estate nonaccrual loans, predominantly in the office portfolio, partially offset by lower residential mortgage nonaccrual loans

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Dec 31, 2023 % Change from
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022
Earnings (in millions)
Consumer, Small and Business Banking	$6,657	6,665	6,608	—%	1
Consumer Lending:
Home Lending	839	840	786	—	7
Credit Card	1,346	1,375	1,353	(2)	(1)
Auto	334	360	413	(7)	(19)
Personal Lending	343	341	303	1	13
Total revenue	9,519	9,581	9,463	(1)	1
Provision for credit losses	790	768	936	3	(16)
Noninterest expense	6,046	5,913	7,088	2	(15)

Net income	$2,011	2,173	1,077	(7)	87

Average balances (in billions)
Loans	$333.5	335.5	338.0	(1)	(1)
Deposits	779.5	801.1	864.6	(3)	(10)
Fourth Quarter 2023 vs. Fourth Quarter 2022
◦Revenue increased 1%
▪Consumer, Small and Business Banking was up 1% driven by the impact of higher interest rates, partially offset by lower deposit balances
▪Home Lending was up 7% on improved mortgage banking results due to valuation losses on certain loans held for sale in fourth quarter 2022, partially offset by lower gain on sale margins and originations, as well as lower loan balances
▪Credit Card was down 1% driven by the impact of introductory promotional rates and higher rewards expense, partially offset by higher loan balances, including the impact of higher point of sale volume and new product launches
▪Auto was down 19% driven by lower loan balances and loan spread compression
▪Personal Lending was up 13% on higher loan balances
◦Noninterest expense was down 15% due to lower operating losses and personnel expense, as well as the impact of efficiency initiatives, partially offset by higher advertising costs

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Dec 31, 2023 % Change from
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022
Earnings (in millions)
Middle Market Banking	$2,196	2,212	2,076	(1)%	6
Asset-Based Lending and Leasing	1,172	1,193	1,073	(2)	9
Total revenue	3,368	3,405	3,149	(1)	7
Provision for credit losses	40	52	(43)	(23)	193
Noninterest expense	1,630	1,543	1,523	6	7

Net income	$1,273	1,354	1,238	(6)	3

Average balances (in billions)
Loans	$223.3	224.4	218.4	—	2
Deposits	163.3	160.6	175.4	2	(7)
Fourth Quarter 2023 vs. Fourth Quarter 2022
◦Revenue increased 7%
▪Middle Market Banking was up 6% driven by the impact of higher interest rates and higher deposit-related fees driven by lower earnings credit rates, partially offset by lower deposit balances
▪Asset-Based Lending and Leasing was up 9% due to the impact of higher interest rates and improved results on equity investments
◦Noninterest expense increased 7% on higher severance expense and operating costs, partially offset by the impact of efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Dec 31, 2023 % Change from
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022
Earnings (in millions)
Banking:
Lending	$774	721	593	7%	31
Treasury Management and Payments	742	747	738	(1)	1
Investment Banking	383	430	317	(11)	21
Total Banking	1,899	1,898	1,648	—	15
Commercial Real Estate	1,291	1,376	1,267	(6)	2
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,122	1,148	935	(2)	20
Equities	457	518	279	(12)	64
Credit Adjustment (CVA/DVA) and Other	(8)	(12)	(35)	33	77
Total Markets	1,571	1,654	1,179	(5)	33
Other	(26)	(5)	45	NM	NM
Total revenue	4,735	4,923	4,139	(4)	14
Provision for credit losses	498	324	41	54	NM
Noninterest expense	2,132	2,182	1,837	(2)	16

Net income	$1,582	1,816	1,692	(13)	(7)

Average balances (in billions)
Loans	$290.1	291.7	298.3	(1)	(3)
Deposits	173.1	157.2	156.2	10	11
NM – Not meaningful
Fourth Quarter 2023 vs. Fourth Quarter 2022
◦Revenue increased 14%
▪Banking was up 15% driven by higher lending revenue, higher investment banking revenue on increased activity across all products, and stronger treasury management results reflecting the impact of higher interest rates and deposit balances
▪Commercial Real Estate was up 2% reflecting the impact of higher interest rates, partially offset by lower loan and deposit balances
▪Markets was up 33% driven by higher revenue in structured products, equities, credit products, and commodities, partially offset by lower trading activity in rates products
◦Noninterest expense increased 16% driven by higher operating costs and higher personnel expense, including increased severance expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Dec 31, 2023 % Change from
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022
Earnings (in millions)
Net interest income	$906	1,007	1,124	(10)%	(19)
Noninterest income	2,754	2,695	2,571	2	7
Total revenue	3,660	3,702	3,695	(1)	(1)
Provision for credit losses	(19)	(10)	11	(90)	NM
Noninterest expense	3,023	3,006	2,731	1	11

Net income	$491	529	715	(7)	(31)

Total client assets (in billions)	2,084	1,948	1,861	7	12

Average balances (in billions)
Loans	$82.2	82.2	84.8	—	(3)
Deposits	102.1	107.5	142.2	(5)	(28)
NM – Not meaningful
Fourth Quarter 2023 vs. Fourth Quarter 2022
◦Revenue decreased 1%
▪Net interest income was down 19% driven by lower deposit balances as customers reallocated cash into higher yielding alternatives, as well as lower loan balances, partially offset by the impact of higher interest rates
▪Noninterest income was up 7% on higher asset-based fees driven by an increase in market valuations
◦Noninterest expense increased 11% due to higher revenue-related compensation and severance expense, partially offset by the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses. In third quarter 2023, we sold investments in certain private equity funds, which had a minimal impact to net income.
Selected Financial Information

	Quarter ended			Dec 31, 2023 % Change from
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022
Earnings (in millions)
Net interest income	$(544)	(269)	78	NM	NM
Noninterest income	284	21	7	NM	NM
Total revenue	(260)	(248)	85	(5)%	NM
Provision for credit losses	(27)	63	12	NM	NM
Noninterest expense	2,955	469	3,007	530	(2)

Net loss	$(1,911)	(105)	(1,567)	NM	(22)
NM – Not meaningful
Fourth Quarter 2023 vs. Fourth Quarter 2022
◦Revenue decreased $345 million
▪Net interest income decreased due to higher deposit crediting rates paid to the operating segments
▪Noninterest income increased reflecting improved results in our affiliated venture capital business on lower impairments, partially offset by lower revenue in our legacy reinsurance business due to a gain in fourth quarter 2022 resulting from the adoption of a new accounting standard
◦Noninterest expense decreased reflecting lower operating losses, partially offset by an FDIC special assessment and higher severance expense

Conference Call
The Company will host a live conference call on Friday, January 12, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 7928529#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf4Qearnings124.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, January 12 through
Friday, January 26. Please dial 1-866-407-9243 (U.S. and Canada) or 203-369-0613 (International/U.S. Toll) and enter passcode: 9538#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf4Qearnings124.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) our expectations regarding our mortgage business and any related commitments or exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal actions; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•developments in our mortgage banking business, including any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and any changes in industry standards, regulatory or judicial requirements, or our strategic plans for the business;
•negative effects from the retail banking sales practices matter and from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;

•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov5.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
5 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 47 on Fortune’s 2023 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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